EXHIBIT 23(b)

KPMG LLP Suite 300 1212 N. 96th Street Omaha, NE 68114-2274	Suite 1120 1248 O Street Lincoln, NE 68508-1493

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated October 24, 2024, with respect to the consolidated financial statements of Lindsay Corporation, and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

Omaha, Nebraska

August 25, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.